                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                        STORAGE TECHNOLOGY CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                  REGISTRANT
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                                    [LOGO]

                         STORAGE TECHNOLOGY CORPORATION
                             2270 SOUTH 88TH STREET
                        LOUISVILLE, COLORADO 80028-0001

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 30, 1996

Dear Stockholder:

     On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders of Storage Technology Corporation (the "Company" or "StorageTek"), a Delaware corporation, to be held on Thursday, May 30, 1996, at 10:00 a.m., MDT, at the Boulderado Hotel, 2115 13th Street, Boulder, Colorado 80302, to act upon the following matters:

          (a) PROPOSAL 1. The election of 11 Directors;

          (b) PROPOSAL 2. The ratification of amendments to the 1987 Employee Stock Purchase Plan, including the reservation of an additional 1,750,000 shares of Common Stock for issuance to employees thereunder;

          (c) PROPOSAL 3. The ratification of amendments to the Stock Option Plan for Nonemployee Directors, including the reservation of an additional 180,000 shares of Common Stock for issuance thereunder;

          (d) PROPOSAL 4. The ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants for the current fiscal year; and

          (e) The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of Common Stock of record at the close of business on April 7, 1996, will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open.

     WE INVITE EACH OF YOU TO ATTEND THE MEETING. IF YOU CANNOT ATTEND, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. NO STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            W. RUSSELL WAYMAN
                                            Corporate Vice President,
                                            General Counsel and Secretary
Louisville, Colorado
April 10, 1996

                             YOUR VOTE IS IMPORTANT
     WHETHER YOU OWN A FEW OR MANY SHARES OF STOCK AND WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

                         STORAGE TECHNOLOGY CORPORATION

                                PROXY STATEMENT
                                                                  April 10, 1996

                               PROCEDURAL MATTERS

     THIS PROXY STATEMENT IS FURNISHED TO THE STOCKHOLDERS OF STORAGE TECHNOLOGY CORPORATION (THE "COMPANY" OR "STORAGETEK") IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY TO BE VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 A.M., MDT, ON THURSDAY, MAY 30, 1996, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Stockholders of record of Common Stock of the Company at the close of business on April 7, 1996 (the "Record Date"), will be entitled to notice of and to vote at the meeting. The Annual Meeting will be held at the Boulderado Hotel, 2115 13th Street, Boulder, Colorado 80302. Proxies received prior to the meeting will be voted in accordance with the instructions contained in the proxy and, if no choice is specified, will be voted in favor of each of management's nominees for Director and in favor of each of management's proposals set forth in the Notice of Annual Meeting of Stockholders. A stockholder who signs and returns the enclosed proxy may revoke it at any time before it is voted by a written revocation delivered to any of the proxy holders named therein, by submitting another valid proxy bearing a later date or by attending the meeting and voting in person. Beneficial owners wishing to vote at the meeting who are not stockholders of record on the Company's books (e.g., persons holding in street name) must bring to the meeting a Power of Attorney or proxy in their favor signed by the holder of record in order to be able to vote.

SOLICITATION OF PROXIES

     Initial solicitation of proxies by the Board of Directors of the Company will be by mail. Further solicitation by the Board of Directors or employees of the Company can also be made by mail, telephone, telegraph or personal interview. No additional compensation will be paid to the Directors or employees of the Company for solicitation of proxies. As of this date, the Company has no plans to retain an outside firm to solicit proxies; however, prior to the Annual Meeting, the Company may determine it is advisable to retain an outside firm to solicit proxies, in which case the Company will bear the costs of the solicitor, which costs would likely range from $10,000 to $20,000. This Proxy Statement and the form of proxy are first being mailed to the stockholders beginning April 10, 1996.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (excluding treasury stock). Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and also are treated as votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter" (the "Votes Cast") with respect to such matter. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the election of Directors, the Company believes that abstentions should be counted for purposes of determining both the presence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the matter. The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered "Votes Cast" and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter. Based upon New York Stock Exchange rules, the Company believes that all of management's proposals are considered "discretionary" and, accordingly, brokerage firms may vote on behalf of their clients if no voting instructions have been furnished by such clients within 10 days of the Annual Meeting.

ANNUAL REPORT

     This Proxy Statement is accompanied by the Company's 1995 Annual Report (the "Annual Report"). Stockholders are referred to the Annual Report for information concerning the Company's business and operations, but the Annual Report is not part of the proxy soliciting materials. CERTAIN OTHER INFORMATION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE CONTACT INVESTOR RELATIONS, STORAGE TECHNOLOGY CORPORATION, 2270 SOUTH 88TH STREET, LOUISVILLE, COLORADO 80028-4310, TELEPHONE 1-(800) 785-2217, IF YOU WOULD LIKE TO REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 1995, OR ADDITIONAL REPORTS. THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES ARE LOCATED AT 2270 SOUTH 88TH STREET, LOUISVILLE, COLORADO 80028, TELEPHONE (303) 673-5151.

                        VOTING SECURITIES OF THE COMPANY

     On the Record Date for the Annual Meeting, April 7, 1996, the Company had issued, outstanding and entitled to vote 53,680,405 shares of its common stock, $.10 par value ("Common Stock"). Holders of shares of the Common Stock on the Record Date are entitled to vote at the Annual Meeting and at all adjournments or postponements thereof. Each holder of shares of the Common Stock is entitled to one vote for each share. In the election of Directors, such holder has the right to vote the number of shares owned for as many persons as there are Directors to be elected. There is no cumulative voting in the election of Directors.

SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of the Record Date: (i) by all persons known by the Company to be beneficial owners of more than 5% of the voting power of the Company's outstanding Common Stock (based upon a review of Schedule 13D and 13G filings received prior to the Record Date); (ii) by each Director and nominee for Director; (iii) by each Named Executive Officer listed in the Summary Compensation Table under the heading "COMPENSATION OF EXECUTIVE OFFICERS;" and
(iv) by all current Directors and executive officers as a group.

                                                                AMOUNT AND NATURE     PERCENT
                   NAME OF BENEFICIAL OWNER                      OF OWNERSHIP(1)      OF CLASS
- --------------------------------------------------------------  -----------------     --------
The TCW Group, Inc. and Robert Day............................      4,339,548(2)            8%
  865 South Figueroa Street                                      (Sole voting and
  Los Angeles, CA 90017                                        dispositive power)
Ryal R. Poppa.................................................        191,810(3)          (20)
David E. Weiss................................................         47,808(4)          (20)
John V. Williams..............................................         31,689(5)          (20)
L. Thomas Gooch...............................................         52,133(6)          (20)
W. Russell Wayman.............................................         25,088(7)          (20)
Judith E.N. Albino............................................         19,783(8)          (20)
William L. Armstrong..........................................         21,666(9)          (20)
Robert A. Burgin..............................................         22,000(10)         (20)
Paul Friedman.................................................         84,867(11)         (20)
William R. Hoover.............................................          8,333(12)         (20)
Stephen J. Keane..............................................         24,350(13)         (20)
Robert E. LaBlanc.............................................         34,405(14)         (20)
Robert E. Lee.................................................         32,084(15)         (20)
Harrison Shull................................................         42,692(16)         (20)
Richard C. Steadman...........................................         38,202(17)         (20)
Robert C. Wilson..............................................         52,277(18)         (20)
All current Directors and executive
  officers (17 persons) as a group...........................1,569,433 Common(19)        2.85%

- ---------------

 (1) The number of shares stated as being beneficially owned includes shares of Common Stock issuable upon conversion of the Company's 8% Convertible Debentures ("8% Debentures") and 7% Convertible Subordinated Debentures ("7% Debentures"), as well as shares of Common Stock believed to be indirectly beneficially owned. The inclusion of these shares, however, does not constitute an admission of ownership of such shares. Further, the number of shares includes stock options that are exercisable within 60 days of the Record Date. Share ownership by 5% holders is based upon the respective Schedule 13G filings, which reflect ownership as of December 31, 1995.

 (2) Joint filing by The TCW Group, Inc., (including relevant subsidiaries of:
     (i) Trust Company of the West; (ii) TCW Asset Management Company; and (iii) TCW Funds Management, Inc.) and Robert Day, a control person of The TCW Group, Inc., as well as Oakmont Corporation and Cypress International Partners Limited.

 (3) Includes (i) 10,638 shares of Common Stock issuable upon conversion of 7% Debentures held by Mr. Poppa; and (ii) 108,093 shares of Common Stock issuable upon exercise of options held by Mr. Poppa, which options are exercisable within 60 days of the Record Date.

 (4) Includes 33,156 shares of Common Stock issuable upon exercise of options held by Mr. Weiss, which options are exercisable within 60 days of the Record Date.

 (5) Includes 16,835 shares of Common Stock issuable upon exercise of options held by Mr. Williams, which options are exercisable within 60 days of the Record Date.

 (6) Includes 25,647 shares of Common Stock issuable upon exercise of options held by Mr. Gooch, which options are exercisable within 60 days of the Record Date.

 (7) Includes 12,057 shares of Common Stock issuable upon exercise of options held by Mr. Wayman, which options are exercisable within 60 days of the Record Date.

 (8) Includes 18,333 shares of Common Stock issuable upon exercise of options held by Ms. Albino, which options are exercisable within 60 days of the Record Date.

 (9) Includes 21,666 shares of Common Stock issuable upon exercise of options held by Mr. Armstrong, which options are exercisable within 60 days of the Record Date.

(10) Includes 21,000 shares of Common Stock issuable upon exercise of options held by Mr. Burgin, which options are exercisable within 60 days of the Record Date. Of the exercisable options, 6,000 are subject to stockholder approval of Proposal 3.

(11) Includes (i) 13,333 shares of Common Stock issuable upon conversion of 8% Debentures held by Mr. Friedman; and (ii) 31,000 shares of Common Stock issuable upon exercise of options held by Mr. Friedman, which options are exercisable within 60 days of the Record Date. Of the exercisable options, 6,000 are subject to stockholder approval of Proposal 3.

(12) Includes 8,333 shares of Common Stock issuable upon exercise of options held by Mr. Hoover, which options are exercisable within 60 days of the Record Date.

(13) Includes 18,952 shares of Common Stock issuable upon exercise of options held by Mr. Keane, which options are exercisable within 60 days of the Record Date. Of the exercisable options, 6,000 are subject to stockholder approval of Proposal 3.

(14) Includes 31,000 shares of Common Stock issuable upon exercise of options held by Mr. LaBlanc, which options are exercisable within 60 days of the Record Date. Of the exercisable options, 6,000 are subject to stockholder approval of Proposal 3.

(15) Includes (i) 284 shares of Common Stock issuable upon conversion of 8% Debentures held by Mr. Lee; and (ii) 31,000 shares of Common Stock issuable upon exercise of options held by Mr. Lee, which options are exercisable within 60 days of the Record Date. Of the exercisable options, 6,000 are subject to stockholder approval of Proposal 3.

(16) Includes (i) 2,837 shares of Common Stock issuable upon conversion of 8% Debentures held by Mr. Shull; (ii) 4,255 shares issuable upon conversion of 7% Debentures held by Mr. Shull; and (iii) 31,000 shares of Common Stock issuable upon exercise of options held by Mr. Shull, which options are exercisable within 60 days of the Record Date. Of the exercisable options, 6,000 are subject to stockholder approval of Proposal 3.

(17) Includes 31,000 shares of Common Stock issuable upon exercise of options held by Mr. Steadman, which options are exercisable within 60 days of the Record Date. Of the exercisable options, 6,000 are subject to stockholder approval of Proposal 3.

(18) Includes (i) 21,277 shares of Common Stock issuable upon conversion of 7% Debentures held by Mr. Wilson; and (ii) 31,000 shares of Common Stock issuable upon exercise of options held by Mr. Wilson, which options are exercisable within 60 days of the Record Date. Of the exercisable options, 6,000 are subject to stockholder approval of Proposal 3.

(19) Includes (i) 16,454 shares of Common Stock issuable upon conversion of 8% Debentures; (ii) 14,894 shares of Common Stock issuable upon conversion of 7% Debentures; and (iii) 450,081 shares of Common Stock subject to options exercisable within 60 days of the Record Date held by 11 Directors and five current non-Director Executive Officers.

(20) Less than 1% of the class.

                             ELECTION OF DIRECTORS
                                  PROPOSAL 1.

     In accordance with the Company's bylaws, the Board of Directors has reduced the number of Directors constituting the entire Board of Directors of the Company from 12 to 11 effective as of the date of the Annual Meeting. At this Annual Meeting, 11 Directors are to be elected to serve until the next Annual Meeting or until their respective successors shall be elected and qualified. The nominees include all of the persons who currently serve as Directors except for Robert Wilson, who is retiring from the Board. The eleven nominees are set forth below. If the enclosed Proxy is duly executed and received in time for the meeting, it is the intention of the persons named therein to vote the shares represented thereby, unless otherwise directed, in favor of the eleven nominees identified below. The eleven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Directors. Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

     If, at the time of the meeting, one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Governance and Nominating Committee of the Board of Directors. The Governance and Nominating Committee knows of no reason why any of the nominees will be unavailable or unable to serve. The following are the Company's nominees for the Board of Directors:

RYAL R. POPPA; AGE 62; CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Mr. Poppa has been a Director since 1985 and has been President of the Company since January 1988, as well as Chairman of the Board and Chief Executive Officer of the Company since January 1985. He also serves as a Director for SemiTool, Inc.

JUDITH E.N. ALBINO; AGE 52; PRESIDENT EMERITA, UNIVERSITY OF COLORADO

     Ms. Albino has been a Director since 1991 and is President Emerita and Psychiatry Professor -- University of Colorado (a public university). She was President of the University from June 1991 to December 1995. From 1989 to June 1991 she served as Dean of the Graduate School at the State University of New York at Buffalo. She also serves on the Colorado National Bank Advisory Board.

WILLIAM L. ARMSTRONG; AGE 59; FORMER U.S. SENATOR, COLORADO

     Mr. Armstrong has been a Director since 1991. He has served as Chairman of Ambassador Media Corporation, a television broadcasting company, since 1990; Chairman of Cherry Creek Mortgage Company since 1991; Chairman of El Paso Mortgage Company since 1993; and Chairman of Centennial State Mortgage Company and Frontier Real Estate, Inc. since 1994. From 1979 to 1991, Mr. Armstrong served as a United States Senator, Colorado. Mr. Armstrong also currently serves as Director of Provident Life and Accident Insurance Company of America; Helmerich & Payne; and International Family Entertainment, Inc.

ROBERT A. BURGIN; AGE 71; FORMER GROUP EXECUTIVE, TRW INC.

     Mr. Burgin has been a Director since 1978. He retired in 1982, having formerly served as Group Executive, TRW Inc. and later Chairman and Chief Executive Officer of Leaseway Transportation Corporation, a physical distribution transportation company.

PAUL FRIEDMAN; AGE 71; ATTORNEY

     Mr. Friedman has been a Director since 1987 and has been a practicing tax attorney at Paul Friedman, P.C. since 1964.

WILLIAM R. HOOVER; AGE 66; CHAIRMAN, COMPUTER SCIENCES CORPORATION

     Mr. Hoover has been a Director since 1995 and has served as Chairman of Computer Sciences Corporation, an independent provider of information technology services, since 1972. From November 1972, through March 30, 1995, Mr. Hoover also served as Chief Executive Officer and President of Computer Sciences Corporation. Mr. Hoover also is a Director of Merrill Lynch & Co.

STEPHEN J. KEANE; AGE 67; MANAGEMENT CONSULTANT

     Mr. Keane has been a Director since 1987. Mr. Keane has been a management consultant since 1985 and currently serves as a Director of Summagraphics Inc. and MaxServ Inc.

ROBERT E. LABLANC; AGE 62; PRESIDENT, ROBERT E. LABLANC ASSOCIATES, INC.

     Mr. LaBlanc has been a Director since 1979. Mr. LaBlanc is the founder and President of Robert E. LaBlanc Associates, Inc., an investment consulting firm, and has served in that capacity since October 1981. Mr. LaBlanc also is a Director of Titan Corp.; Tribune Company; Prudential Global Funds, Inc.; Prudential Limited Global Income Fund, Inc.; and Prudential Pacific Growth Fund, Inc.

ROBERT E. LEE; AGE 60; EXECUTIVE DIRECTOR, THE DENVER FOUNDATION

     Mr. Lee has been a Director since 1989. Since March 1989, Mr. Lee has served as the Executive Director of The Denver Foundation, a community foundation. He retired as Chairman of First Interstate Bank of Denver in February 1989. Mr. Lee also serves as a Director of Equitable of Iowa Companies and Meredith Corporation.

HARRISON SHULL; AGE 72; FORMER PROVOST, NAVAL POSTGRADUATE SCHOOL

     Mr. Shull has been a Director since 1983. Mr. Shull was Provost, Naval Postgraduate School, Monterey, California, from July 1988 until his retirement in June 1995.

RICHARD C. STEADMAN; AGE 63; PRIVATE INVESTOR

     Mr. Steadman has been a Director since 1970. Mr. Steadman has been a private investor since January 1981.

BOARD MEETINGS AND COMMITTEES

     The Company has a standing Audit Committee consisting of five members. The current members are Directors Shull (Chair), Friedman, LaBlanc, Steadman and Wilson. The Audit Committee held four meetings during the last fiscal year. Its principal functions are to review the Company's financial statements, the arrangements for and scope of the independent audit, as well as the results of the audit engagement; to review the Company's internal auditing procedures and personnel; to review the scope of non-auditing services performed by the independent accountants and their independence; and to monitor the adequacy of and compliance with policies to prohibit unethical, questionable or illegal activities by employees of the Company. The members of the Audit Committee are not employees and are, in the opinion of the Board of Directors, free from any relationship that would interfere with the exercise of independent judgment.

     The Company has a standing Human Resources and Compensation Committee (the "Compensation Committee") consisting of five members. The current members are Directors Keane (Chair), Albino, Armstrong, Burgin and Lee. The Compensation Committee met eight times during the last fiscal year. Its principal functions are to evaluate executive management performance, and review succession planning and compensation arrangements for executive management and key employees of the Company. The Compensation Committee approves salary recommendations for executive management, administers equity compensation bonus and stock option plans. The members of the Compensation Committee are not employees and are, in the opinion of the Board of Directors, free from any relationship that would interfere with the exercise of independent judgment.

     The Company also has a Governance and Nominating Committee, which met four times during the last fiscal year. The current members are Directors Burgin (Chair), Albino, Armstrong, Keane and Lee. This Committee nominates candidates for the Board, and it will consider nominees recommended by stockholders. Under the bylaws of the Company, nominations for the election of Directors may be made by any stockholder entitled to vote in the election of Directors, but only if written notice of such stockholder's intent to make such nominations has been received by the Company at its principal executive office not less than 60 days nor more than 90 days prior to the meeting at which directors are to be elected; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice must set forth: (a) with respect to each proposed nominee, the name, age, business and residence address, principal occupation or employment, class and number of shares of stock of the Company owned and any other information that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (b) with respect to the stockholder giving the notice, the name, address and class and number of shares of the Company that are beneficially owned by such stockholder. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     In addition to these committees, the Company also has a Finance and Acquisitions Committee, a Strategic Planning Committee and an Executive Committee. During 1995, the Company's Board of Directors held eight meetings and the committees of the Board held, in the aggregate, 25 meetings. The average attendance at the aggregate number of meetings of the Board and the committees of the Board was 92%. No Director attended fewer than 75% of the meetings of the Board and the committees, if any, on which such Director served during the last fiscal year.

              STANDARD ARRANGEMENTS FOR COMPENSATION OF DIRECTORS

CASH COMPENSATION

     Since July 1994, each Director who is not an employee of the Company has received a standard annual retainer of $27,000. Mr. Burgin has served as Lead Director since July 1994, and in such capacity receives a standard annual retainer of $50,000. Nonemployee Directors receive an additional fee of $1,000 for each meeting of the Board of Directors attended in excess of eight per year. Further, each nonemployee Director receives $1,000 for each committee meeting attended. The chairman of each committee is paid an annual retainer of $2,000 as compensation for such chairmanship. Each Director also receives a fee of $1,000 per day for time spent on matters pertaining to the Company's business pursuant to a specific request by the Chairman of the Board of Directors.

OPTIONS

     The Company has a Stock Option Plan for Nonemployee Directors (the "Director Plan"). Under the Director Plan, the Company has granted options to purchase shares, at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, to its nonemployee Directors on a set schedule. All options expire ten years from the date of grant, unless earlier terminated pursuant to the provisions of the Director Plan. The initial grant of options for most of the Directors under the Director Plan occurred in October 1987 at an exercise price of $18.75 per share. A second option to purchase 2,500 shares was granted in October 1989 at an exercise price of $13.50 per share to those nonemployee Directors who had served two consecutive years after receipt of the initial option. These options are collectively referred to as the "Initial Options."

     In 1991, the stockholders approved the Amended and Restated Stock Option Plan for Nonemployee Directors. Under the Director Plan, as so amended, each nonemployee Director who was such on November 7, 1990, was granted, and each person who first becomes a nonemployee Director after that date shall be granted, an option (the "New Option"), as of the later to occur of November 7, 1990, or their first election or appointment as a nonemployee Director, to purchase a number of shares of Common Stock equal to 25,000, less any shares subject to Initial Options granted to such Director.

     In 1995, the Director Plan was amended (the "1995 Amendment"), subject to stockholder approval at this Annual Meeting. See Proposal 3 for discussion of the proposed 1995 Amendment, which would provide for an additional grant of 18,000 shares to each Director as of July 26, 1995. Pursuant to the 1995 Amendment, Directors Albino, Armstrong, Burgin, Friedman, Keane, LaBlanc, Lee, Shull, Steadman and Wilson were each granted an option to purchase 18,000 shares of Common Stock at an exercise price of $24.875 per share (subject to stockholder approval).

     Assuming stockholder approval of the proposed 1995 Amendment, the Director Plan has 75,000 shares available for future grant and 432,952 shares subject to outstanding options. During 1995, options to purchase an aggregate of 230,000 shares were granted under the Director Plan, of which options to purchase 180,000 shares are subject to approval by the stockholders and options to purchase 25,000 shares were canceled upon the resignation of a Director.

                                AMENDMENT OF THE
                       1987 EMPLOYEE STOCK PURCHASE PLAN
                                  PROPOSAL 2.

     On February 2, 1982, the Board of Directors of the Company (the "Board") adopted the 1982 Employee Stock Purchase Plan, which was amended, restated and renamed in 1987 and which has become a significant vehicle for employee share ownership. The Company now seeks stockholder approval of an amendment to this plan to increase the number of shares issuable thereunder by 1,750,000 and to make certain other minor changes. The Employee Stock Purchase Plan, as so amended, shall hereinafter be referred to as the "Purchase Plan." It is the intention of the Company that the Purchase Plan continue to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"), as amended from time to time. The provisions of the Purchase Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     In the last five years, the Company has received over $44,986,793 paid by employees of the Company and its subsidiaries through payroll deductions to purchase stock under the Purchase Plan and similar plans assumed by the Company in connection with an acquisition.

SUMMARY OF THE PURCHASE PLAN

     General. The Purchase Plan provides a method whereby employees of the Company and its subsidiaries have an opportunity to acquire an equity interest in the Company through the purchase of shares of Common Stock through payroll deductions during each offering period (the "Offering Period"), which is typically six months in duration but which may be changed by the committee administering the plan. Participation is completely voluntary. No employee shall be granted an option to participate in the Purchase Plan (i) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph the rules of Section 425(d) of the Code shall apply in determining stock ownership of any employee); (ii) that permits his or her rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time; or (iii) that permits his or her rights to purchase stock to exceed 25,000 shares in any Offering Period.

     Administration of the Purchase Plan. The Purchase Plan is administered by the Compensation Committee, which consists of nonemployee Directors of the Company. The interpretation and construction of any provision of the Purchase Plan and the adoption of rules and regulations for administering the Purchase Plan will be made by the Compensation Committee, subject, however, to final Board oversight. Determinations made by the Compensation Committee (and approved by the Board, if necessary) with respect to any matter or provision contained in the Purchase Plan will be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives.

     Eligibility. Any person who is customarily employed by the Company or any of its majority-owned subsidiaries for more than 20 hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan. A person must be so employed at least 15 days prior to the applicable Offering Commencement Date (as herein defined) in order to participate in such Offering Period under the Purchase Plan. As of April 1, 1996, approximately 9,200 employees were eligible to participate.

     Shares Subject to the Purchase Plan. If this proposed amendment is approved, the total number of shares of Common Stock available for sale under the Purchase Plan may not exceed 4,700,000 shares (including shares previously issued). The number of shares of Common Stock reserved for issuance under the Purchase Plan and the price per share are to be adjusted if there is an increase or decrease in the number of outstanding shares of Common Stock through a stock dividend, stock split, reverse stock split, consolidation or combination of shares, reclassification, recapitalization or reorganization, or if the Company issues additional shares of Common Stock or preferred stock or takes any other action of a similar nature affecting such Common Stock, excluding, however, any reorganization under the United States Bankruptcy Code. The extent and manner of adjustment will be determined by the Board upon the recommendations of the Compensation Committee as appropriate under the Purchase Plan.

     A maximum of 300,000 shares of Common Stock (plus any unsold balances from earlier Offering Periods) shall be issued during each Offering Period. The maximum number of shares to be issued in respect of any Offering Period may be increased or decreased by the Compensation Committee prior to the commencement of the affected Offering Period within the limits of total shares then available under the Purchase Plan. In addition, the Compensation Committee may change the duration of Offering Periods if such change is announced at least five days prior to the affected Offering Period.

     Allocation of Shares. If fewer than the number of shares allocated with respect to any Offering Period are purchased during such Offering Period, the number of shares not purchased is carried over and made available for sale under the Purchase Plan during any subsequent Offering Period or Periods. If the total number of shares that participants would otherwise be allowed to purchase on any offering termination date exceeds the maximum number of shares available for sale, the Company will make a pro rata allocation of the shares available for delivery and distribution in as nearly uniform a manner as is practicable and as it determines to be equitable, and the balance of payroll deductions credited to the account of each participant, together with the net earnings allocable thereto, will be returned to the employee.

     Option to Purchase. On the first day of an Offering Period (the "Offering Commencement Date"), a participant is deemed to have been granted an option to purchase a maximum number of shares of Common Stock equal to the lesser of (i) the Option Price (defined below) divided into an amount equal to (x) that percentage of the employee's base pay that he or she has elected to have withheld, multiplied by (y) the employee's projected base pay for the applicable Offering Period, calculated on the assumption that the employee's base pay remains constant over the offering period; or (ii) 25,000 shares. The 25,000 share limit may be increased or decreased by the Compensation Committee prior to the commencement of an Offering Period. The market value of the Company's Common Stock will be the closing price of the stock on the New York Stock Exchange as reported in The Wall Street Journal for the applicable Offering Commencement Date.

     Option Price. The option price of Common Stock purchased with payroll deductions made during each Offering Period for a participant therein will be the lower of (i) 85% of the closing price of the stock on the New York Stock Exchange as reported in The Wall Street Journal for the applicable Offering Commencement Date; or (ii) 85% of the closing price of the stock on the New York Stock Exchange as reported in The Wall Street Journal for the last day of the Offering Period (the "Offering Termination Date"). The closing price of the Common Stock on the New York Stock Exchange on April 4, 1996, was $25.125 per share.

     Payroll Deductions. The employee shall elect to have deductions made from his or her base pay during the time the employee is a participant in an Offering Period at the rate of 1% to 10% of the base pay in effect on the Offering Commencement Date. Base pay includes, at the employee's election, either (i) base salary only; or (ii) base salary plus payments for bonuses, incentive compensation and commissions. All payroll deductions made for a participant shall be transferred to a segregated account as soon as practicable. A participant may not make any separate cash payments into the Purchase Plan. Fractional shares will not be issued under the Purchase Plan and any accumulated payroll deductions that would have been used to purchase fractional shares, together with any amounts that are in excess of the limitations described above, together with any net income of the account allocable to each participant, will be returned to each participant as soon as possible following the Offering Termination Date. A participant may discontinue participation in the Purchase Plan, but no other change can be made during an Offering Period and, specifically, a participant may not alter the rate of payroll deductions for that Offering Period.

     Merger or Sale of Assets. Unless the Board provides otherwise, in the event of a merger of the Company or the sale of all or substantially all of the assets of the Company, the holder of each option then outstanding will be entitled to receive, at the next Offering Termination Date, upon the exercise of such option for each share as to which such option shall be exercised, the securities or property that a holder of one share of the

Common Stock was entitled to upon and at the time of such merger or sale of assets. The Board may, in its discretion, in lieu of such assumption or substitution, shorten the Offering Period.

     Federal Income Tax Consequences. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period.

     If the shares have been held by the participant for more than two years after the date of option grant and for more than one year after the date of purchase, the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the option price; or (ii) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the grant date) will be treated as ordinary income, and any further gain will be treated as a long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date over the option price will be treated as ordinary income, and any further gain or loss on such dispositions will be long-term or short-term capital gain or loss, depending on the holding period.

     Different rules may apply with respect to participants subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the holding periods described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which a participant may reside.

     Amendment and Termination. The Board may, at any time, amend or terminate the Purchase Plan; however, no such action can affect options previously granted under the Purchase Plan, nor may an amendment make any change in any option theretofore granted that would adversely affect the rights of any participant. Under the Code and rules and regulations under the Exchange Act, the Company's stockholders must approve any amendment that would materially increase the number of shares of stock that may be issued pursuant to the Purchase Plan, alter the class of employees eligible to be granted options under the Purchase Plan, or materially increase the benefits accruing to participants under the Purchase Plan.

PARTICIPATION IN THE EMPLOYEE STOCK PURCHASE PLAN

     Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Nonemployee Directors are not eligible to participate in the Purchase Plan. No purchases have been made under the Purchase Plan since its amendment by the Board; however, purchases were made under the Purchase Plan prior to its amendment. The following table sets forth certain information regarding shares purchased under the Purchase Plan during the last fiscal year and the payroll deductions accumulated at the end of the last fiscal year in accounts under the Purchase Plan for each of the Named Executive Officers, for all current executive officers as a group and for all other employees who participated in the Purchase Plan as a group.

                       1987 EMPLOYEE STOCK PURCHASE PLAN

                             AMENDED PLAN BENEFITS

                                                                                        PAYROLL
                                                          NUMBER OF                    DEDUCTIONS
                   NAME OF INDIVIDUAL                      SHARES         DOLLAR         AS OF
                OR IDENTITY OF GROUP AND                  PURCHASED       VALUE          FISCAL
                        POSITION                             (#)          ($)(1)        YEAR END
- --------------------------------------------------------  ---------     ----------     ----------
RYAL R. POPPA,..........................................       910      $    2,830     $   10,000
  Chairman of the Board, President and CEO
DAVID E. WEISS,.........................................       -0-             -0-            -0-
  Executive Vice President and
  Chief Operating Officer
L. THOMAS GOOCH,........................................       283             880            -0-
  Executive Vice President and
  General Manager of Network Systems
JOHN V. WILLIAMS,.......................................       -0-             -0-            -0-
  Executive Vice President of
  Worldwide Field Operations
W. RUSSELL WAYMAN,......................................       866           4,570          3,077
  Corporate Vice President,
  General Counsel and Secretary
All current executive officers as a group...............     2,059           8,280         13,077
All other employees as a group..........................   543,160      $2,986,098     $1,735,125(2)

- ---------------

(1) Market value of shares on date of purchase, minus the purchase price under the Purchase Plan.

(2) Does not include deductions for employees of any international subsidiaries.

VOTE REQUIRED

     Approval of the amendments to the 1987 Employee Stock Purchase Plan requires the affirmative vote of a majority of the Votes Cast. See "PROCEDURAL MATTERS -- Quorum; Abstentions; Broker Non-Votes" above.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS A CONTRARY VOTE IS SPECIFIED.

                       AMENDMENT OF THE STOCK OPTION PLAN
                           FOR NONEMPLOYEE DIRECTORS
                                  PROPOSAL 3.

     Management believes it is in the best interests of the Company to compensate its nonemployee Directors for their continued service by giving them a direct interest in the Company's future success, and that the granting of stock options to nonemployee Directors enables the Company to attract and retain the services of individuals of outstanding quality and ability. In 1987, the Company's stockholders established the Storage Technology Corporation Stock Option Plan for Nonemployee Directors (the "1987 Director Plan"). In 1991, the stockholders approved the Amended and Restated Stock Option Plan for Nonemployee Directors (the "Amended Director Plan"), and in 1992, the stockholders approved an amendment that reserved an additional 100,000 shares of Common Stock for issuance under the Amended Director Plan. The proposed amendment (the "1995 Amendment") for which stockholder approval is being sought at this Annual Meeting includes: (i) the reservation of an additional 180,000 shares of Common Stock for issuance, bringing the total number of shares authorized for issuance to 530,000 shares; (ii) the extension of the time within which options can be exercised after a Director terminates his or her membership on the Board of Directors; (iii) an amendment to the formula for option grants; and (iv) the extension of the term of the Amended Director Plan until March 2010 (the Amended Director Plan, as amended by the 1995 Amendment, being referred to herein as the "Director Plan").

SUMMARY OF THE DIRECTOR PLAN

     General. Under the terms of the 1987 Director Plan, each of the Company's nonemployee Directors was to be granted a stock option to purchase shares of the Company's Common Stock upon the adoption of the 1987 Director Plan or the Director's first election to the Board, whichever occurred later. The 1987 Director Plan provided for the grant of a first option to purchase 2,500 shares of the Company's Common Stock (i) to each nonemployee Director who was serving as such in October 1987; and (ii) to each individual who became a nonemployee Director of the Company in 1989 following his or her election to the Board. A second option to purchase 2,500 shares was granted to each nonemployee Director holding a first option who had served two consecutive years after receipt of the first option, upon their election for an additional term. These options are collectively referred to as the "Initial Options."

     Under the Amended Director Plan, each nonemployee Director who was such on November 7, 1990, or who first became such after November 7, 1990, will be granted an Option (the "New Option"), as of the later to occur of November 7, 1990, or their first election as a nonemployee Director. The number of shares of Common Stock subject to the New Option is equal to 25,000 shares less any shares subject to Initial Options granted to the Director.

     The 1995 Amendment modifies the formula for option grants and provides for an additional option to purchase 18,000 shares of Common Stock (the "Additional Option") to be granted to each Director who was such on July 26, 1995, or who is later elected or appointed. The Additional Option is to be granted upon the later of July 26, 1995, or the third anniversary of the Director's first election or appointment as a Director. Each Additional Option shall become exercisable in three increments of 6,000 shares on the first, second and third anniversaries of the first date on which all shares that are subject to New Options held by the Director have become exercisable. Upon adoption of the 1995 Amendment by the Board of Directors, Directors Albino, Armstrong, Burgin, Friedman, Keane, LaBlanc, Lee, Shull, Steadman and Wilson were each granted an Additional Option to purchase 18,000 shares at an exercise price of $24.875 per share. All of these Additional Options are subject to stockholder approval at the Annual Meeting.

     The 1995 Amendment extends the time for option exercise with respect to options granted on or after July 20, 1996. This amendment enables a Director terminating his or her service with the Board to exercise options granted on or after July 20, 1995, for the full remaining portion of the option term if such options were granted at least six years prior to the date of termination or if the Director has served on the Board for at least ten years. Also, the 1995 Amendment extends the term of the Directors Plan through March 29, 2010.

     Eligibility. Only nonemployee Directors are eligible to receive option grants under the Director Plan. As of the Record Date, there were 11 nonemployee Directors. Stock option agreements are executed between the Company and each nonemployee Director that contain the terms and conditions described below and others, if any, not inconsistent with the Director Plan for each option grant.

     Grant and Exercise of Options. The exercise price for the shares subject to all options granted under the Director Plan is 100% of the fair market value of the shares on the date of the grant. Payment of the exercise price may be made in cash or in shares of the Company's Common Stock (owned for more than six months). Options are not transferable other than by testamentary will or pursuant to the laws of descent and distribution, and will be exercisable during the lifetime of the option holder only by that holder. Each New Option is exercisable with respect to 5,000 shares six months after the date of grant and the balance becomes exercisable in four or six equal annual installments. Options expire ten years from the date of grant.

     If a nonemployee Director dies or ceases to serve on the Board after reaching age 70, all outstanding options held by the former Director immediately become exercisable in full. In the event that a nonemployee Director ceases to serve as a Director of the Company prior to reaching age 70, for any reason other than his or her death or disability, all vested options may be exercised either (i) within six months after the date of cessation (if otherwise within the option term); or (ii) if the option was granted on or after July 20, 1995, and either the option was granted at least six years prior to termination or the Director has served on the Board for at least ten years, for the full remaining portion of the option term.

     If an option holder dies while serving as a Director of the Company (or within the six-month period after termination of such status), all outstanding options immediately become exercisable in full and may be exercised either (i) at any time within 12 months following death (if otherwise within the option term); or (ii) if the option was granted on or after July 20, 1995, and either the option was granted at least six years prior to termination or the Director has served on the Board for at least ten years, for the full remaining portion of the option term. If a Director ceases to serve on the Board because he or she becomes disabled while serving as a Director (or within the six-month period after termination of such status), all vested options may be exercised either
(i) within 12 months following the date of cessation of service (if otherwise within the option term); or (ii) if the option was granted on or after July 20, 1995, and either the option was granted at least six years prior to termination or the Director has served on the Board for at least ten years, for the full remaining portion of the option term.

     Shares Subject to the Director Plan. There are currently 530,000 shares of Common Stock issuable under the Director Plan (of which 180,000 shares are subject to stockholder approval). The shares are subject to adjustment, upon recapitalizations, stock splits, reverse stock splits or other similar events that cause changes in the Company's stock. If any outstanding option under the Director Plan expires or is terminated for any reason before the end of the option term, the shares of stock allocable to the unexercised portion of such option are available for future grants under the Director Plan.

     Administration of the Director Plan. The Director Plan is construed, interpreted and administered by the Compensation Committee (the "Committee") appointed by the Board of Directors. The decisions of the Committee shall be final and binding. The Committee is composed of nonemployee Directors who will receive stock options under the Director Plan. The Committee, however, will have no discretion to determine who will receive options, the number of shares subject to such options or any principal terms of the options, including the exercise price and the periods within which the options may be exercised. The principal terms of all stock option grants that are to be made are fixed in the Director Plan.

     The Company intends that the Director Plan meet the requirements of Rule 16b-3 under the Exchange Act, so that the grants of the stock options thereunder are exempt from Section 16(b) of the Exchange Act and the nonemployee Directors who serve on the Committee and receive stock options under the Director Plan will continue to be considered "disinterested" for the purpose of administering any of the Company's other employee benefit or stock option plans.

     Merger, Sale of Assets, Etc. In the event the Company is merged or consolidated with another entity and the stockholders of the Company as of immediately prior to such merger or consolidation own 50% or less of the voting power of the surviving entity, or in the event all or substantially all of the assets are acquired, or more than 50% of the outstanding voting stock of the Company is acquired, by another person or entity, or in case of reorganization (other than a reorganization under the United States Bankruptcy
Code) or liquidation of the Company, (i) all outstanding options shall be assumed or substituted on an equitable basis by the merged, consolidated or otherwise reorganized entity; and (ii) all outstanding options under the Director Plan shall immediately become exercisable in full.

     Amendment and Termination. The Director Plan provides that the Board may amend, modify, suspend or terminate the Director Plan but that no such action will impair any option previously granted or deprive any Director of any shares of stock that a Director may have acquired through or as a result of the Director Plan. The Director Plan shall terminate whenever the Board adopts a resolution to that effect or on March 29, 2010. No amendment, modification, suspension or termination of the Director Plan may be made without the approval of the stockholders if such approval is required by Rule 16b-3. As currently in effect, Rule 16b-3 requires stockholder approval of any amendment that would materially increase the benefits accruing to the participants, materially increase the number of shares that may be issued, or materially alter the class of recipients eligible to be granted options, in each case under the Director Plan.

     Federal Income Tax Consequences. Nonemployee Directors who are granted stock options do not recognize any taxable income at the time of grant. Upon exercise of the options, a nonemployee Director will recognize ordinary income in an amount equal to the difference between (i) the fair market value of the shares purchased, at the time of exercise; and (ii) the consideration paid for the shares. In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a nonemployee Director option for any amounts includable by the nonemployee Director as ordinary income at the time the nonemployee Director is taxed at ordinary income rates.

VOTE REQUIRED

     Approval of the amendment to the Director Plan requires the affirmative vote of a majority of the Votes Cast. See "PROCEDURAL MATTERS -- Quorum; Abstentions; Broker Non-Votes" above.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT TO THE NONEMPLOYEE DIRECTOR STOCK OPTION PLAN. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS A CONTRARY VOTE IS SPECIFIED.

                          RATIFICATION OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                                  PROPOSAL 4.

     The firm of Price Waterhouse LLP served as the Company's auditors for the year ended December 29, 1995, and has been engaged by the Audit Committee to serve as auditors for the fiscal year ending December 27, 1996.

     As described in the Company's Current Report on Form 8-K dated as of April 3, 1995, and amended by Forms 8-K/A dated April 7, 1995, and April 12, 1995, at a meeting of the Company's Audit Committee held on March 16, 1995, the Audit Committee determined to engage the accounting firm of Price Waterhouse LLP ("Price Waterhouse") as independent accountants for all subsidiaries of the Company for 1995, subject to approval of the stockholders. The stockholders ratified the appointment on May 24, 1995, at the Annual Meeting of Stockholders. As a result, the Company's subsidiary, Network Systems Corporation, disengaged the accounting firm of Ernst & Young LLP (Ernst & Young) and retained the accounting firm of Price Waterhouse, that had been auditing the Company and all subsidiaries except Network Systems Corporation. Price Waterhouse had expressed reliance upon Ernst & Young's report in its report on the consolidated financial statements of the Company for the years ended December 30, 1994, and December 31, 1993. Ernst & Young's report on the financial statements for 1994 and 1993 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty or audit scope. Additionally, there were no report modifications for accounting principles in the years ended December 30, 1994, and December 31, 1993.

     The Board of Directors requests that stockholders ratify the engagement of Price Waterhouse LLP for fiscal year 1996. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions and, although Price Waterhouse LLP has indicated that no statement will be made, an opportunity for a statement will be provided. In the event the proposal to ratify the selection of Price Waterhouse LLP is defeated, the adverse vote will be considered as a recommendation to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of the year, the Board of Directors intends to allow the appointment for 1996 to stand unless the Board of Directors finds other reasons for making a change. Even if the selection is ratified, the Board of Directors, in its discretion, may select a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning compensation earned by the Chief Executive Officer ("CEO") and by each of the other four most highly compensated executive officers of the Company (based on 1995 salary plus bonus), who were serving as such at December 29, 1995, the Company's fiscal year-end (collectively, the "Named Executive Officers"). There are no former executive officers who would have been among the four most highly compensated if they had still been serving as executive officers at 1995 fiscal year-end.

                                                                                    LONG-TERM COMPENSATION
                                                                                   -------------------------
                                           ANNUAL COMPENSATION                              AWARDS
                          ------------------------------------------------------   -------------------------
                                                                                    RESTRICTED    SECURITIES
        NAME AND                                                 OTHER ANNUAL         STOCK       UNDERLYING       ALL OTHER
   PRINCIPAL POSITION     YEAR   SALARY($)(1)   BONUS($)(1)   COMPENSATION($)(2)   AWARDS($)(3)   OPTIONS(#)   COMPENSATION($)(4)
- ------------------------- ----   ------------   -----------   ------------------   ------------   ----------   ------------------
RYAL R. POPPA............ 1995     $650,001           -0-               --                -0-          -0-          $ 67,124
Chairman of the Board,    1994      617,500       $75,000               --                -0-       62,291            60,248
President and CEO         1993      587,500           -0-         $ 68,371(5)             -0-       75,833            42,455
DAVID E. WEISS........... 1995      333,943           -0-               --           $296,348       71,269             7,729
Executive Vice President  1994      220,230        35,000               --                -0-       13,416             5,520
and Chief Operating
Officer                   1993      190,385           -0-               --                -0-       19,100             4,121
JOHN V. WILLIAMS......... 1995      275,001           -0-           71,257(7)         191,738       27,341             4,308
Executive Vice President
  of                      1994      218,673        35,000           68,371(7)             -0-       19,040             4,929
Worldwide Field
Operations                1993      198,172        66,629(6)        67,517(7)             -0-       18,500             5,124
L. THOMAS GOOCH.......... 1995      255,539           -0-               --            182,673       26,048            13,793
Executive Vice President  1994      237,500        50,000               --                -0-       14,582             8,894
and General Manager of    1993      225,961           -0-               --                -0-       19,167             6,301
Network Systems
W. RUSSELL WAYMAN........ 1995      199,424           -0-               --            139,446       11,930             7,432
Corporate Vice President, 1994      175,923        10,000               --                -0-        7,707             4,338
General Counsel and       1993      153,654           -0-               --                -0-        9,634             3,428
Secretary

- ---------------

(1) Salary and bonus are reported in the year earned even if not actually paid until the following year. Any compensation that was deferred at the Named Executive Officer's election is included in the salary or bonus column for the year in which it was earned.

(2) Other annual compensation includes perquisites and certain other specified benefits. However, perquisite amounts are not required to be reported if total perquisites for the Named Executive Officer were not more than the lesser of $50,000 or 10% of the Named Executive Officer's annual salary and bonus.

(3) Restricted stock awarded in 1995 (11,442 shares to Mr. Weiss; 7,403 shares to Mr. Williams; 7,053 shares to Mr. Gooch; and 5,384 shares to Mr. Wayman) vests incrementally: 44% after 12 months, another 28% after 18 months and the remaining 28% after 24 months from the date of grant, if the executive officer is continuously employed by the Company. Restricted stock awarded prior to 1995 vests at the time the executive officer's employment with the Company ceases at or after the later of attaining age 65, or five years from the date of the award, provided that the executive officer has been continuously employed by the Company during such period; or upon retirement in accordance with the Company's established retirement policy. Vesting may be accelerated in years three, four and five if, in the Compensation Committee's view, the Company achieves certain predetermined financial goals. The executive officer has all the rights of a stockholder with respect to restricted shares, including the right to receive dividends, if any, except that the stock and any stock dividends are subject to a repurchase right by the Company and may not be disposed of until the repurchase right lapses. Aggregate number of restricted shares and their fair market value at December 29, 1995 (net of purchase price) were as follows: Mr. Poppa -- 61,520 shares valued at $1,462,638; Mr.
     Weiss -- 14,652 shares valued at $348,351; Mr. Williams -- 14,854 shares valued at $353,154; Mr. Gooch -- 21,133 shares valued at $502,437; and Mr. Wayman -- 9,887 shares valued at $235,063.

(4) The items reported for 1995 include: (i) the value of premiums paid by the Company for Executive Group Term Life Insurance on behalf of the Named Executive Officers as follows: Mr. Poppa -- $33,500; Mr. Weiss -- $3,168; Mr. Williams -- $2,880; Mr. Gooch -- $6,112; and Mr. Wayman -- $5,070; and
     (ii) above-market interest earned on deferred compensation as follows: Mr. Poppa -- $25,927; Mr. Weiss -- $756; Mr. Williams -- $0; Mr.
     Gooch -- $4,655; and Mr. Wayman -- $0; and (iii) Company contributions made for 1995 to the Profit Sharing and Thrift Plan as follows: Mr.
     Poppa -- $7,697; Mr. Weiss -- $3,805; Mr. Williams -- $2,362; Mr.
     Gooch -- $1,428; and Mr. Wayman -- $3,026.

(5)  Includes payments of $57,210 for financial services for Mr. Poppa.

(6) Bonuses for Mr. Williams represent an MBO bonus payment in 1994 and marketing commissions and an incentive payout, as head of sales and customer services functions for the Americas Group, in 1993.

(7)  Includes payments of $55,249 in 1995, $58,299 in 1994, and $58,301 in 1993
     made in lieu of relocation expense reimbursement that was a part of Mr. Williams' offer of employment.

OPTION GRANTS TABLE

     The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended December 29, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                        ---------------------------------------------------------------
                                       % OF TOTAL                                         POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF       OPTION                    FAIR                   ASSUMED ANNUAL RATES OF STOCK
                        SECURITIES     GRANTED TO    EXERCISE     MARKET                  PRICE APPRECIATION FOR OPTION
                        UNDERLYING    EMPLOYEES IN    OR BASE      VALUE                             TERM(1)
                          OPTIONS        FISCAL        PRICE      ON DATE    EXPIRATION   -----------------------------
         NAME           GRANTED(#)      1995(2)      ($/SH)(3)   OF GRANT       DATE         5%($)           10%($)
- ----------------------  -----------   ------------   ---------   ---------   ----------   ------------   --------------
Ryal R. Poppa.........        -0-           --             --          --           --              --               --
David E. Weiss........     10,000(4)      0.72        $ 22.25     $ 22.25     05/17/05    $    139,929   $      354,608
                           39,771(4)      2.88          30.00       26.00     12/14/05         491,222        1,488,919
                           21,498(5)      1.55          30.00       26.00     12/14/05         265,527          804,827
John V. Williams......     17,748(4)      1.28          30.00       26.00     12/14/05         219,210          664,437
                            9,593(5)      0.69          30.00       26.00     12/14/05         118,486          359,136
L. Thomas Gooch.......     16,908(4)      1.22          30.00       26.00     12/14/05         208,835          632,990
                            9,140(5)      0.66          30.00       26.00     12/14/05         112,890          342,177
W. Russell Wayman.....      7,744(4)      0.56          30.00       26.00     12/14/05          95,648          289,914
                            4,186(5)      0.30          30.00       26.00     12/14/05          51,702          156,713

- --------------------------------------------------------------------------------

Increase in market value of the Common Stock for ALL STOCKHOLDERS
  (53,308,313 shares as of year-end) at assumed annual rates of
  appreciation............................................................  $871,644,226   $2,208,936,566

- ---------------

(1) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rate shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term (10 years). The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. THE 5% AND 10% ASSUMED RATES OF APPRECIATION ARE MANDATED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND DO NOT IN ANY WAY REPRESENT THE COMPANY'S ESTIMATE OR PROJECTION OF FUTURE STOCK PRICES. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Company's Common Stock, the continued employment of the Named Executive Officer holding the option through its vesting period and the subsequent exercise of the option by the Named Executive Officer. At 5% annual appreciation from $26.00 over a 10-year term, the stock price would be $42.351. At 10% annual appreciation from $26.00 over a 10-year term, the stock price would be $67.437.

(2)  Based on options to purchase an aggregate of 1,379,904 shares granted during fiscal 1995 to all employees under all of the Company's option plans. Of these options, 578,453 were granted pursuant to an option exchange plan for non-officer employees.

(3) Options granted with an exercise price of $30.00 per share were granted above the fair market value of $26.00 per share on the date of grant.

(4) Standard options were granted under the 1995 Equity Participation Plan. The exercise price is at least 100% of fair market value on the date of grant. Options vest in thirds each year beginning one year from the date of grant and expire 10 years from the date of grant. Options are exercisable for 90 days after a voluntary termination to the extent vested at that time but will terminate immediately upon a termination for cause. In the event of a recapitalization, merger, consolidation or reorganization (excluding any reorganization under the U.S. Bankruptcy Code), or sale of all or substantially all of the assets of the Company, the number and kind of shares and exercise price will be adjusted, as appropriate. In the event of a hostile tender offer, the vesting period of all options outstanding will accelerate and all restrictions on restricted stock awards will lapse immediately. Options are not transferable, except upon disability, or upon death by testamentary will or pursuant to the laws of descent and distribution.

(5) Performance-based options were granted under the 1995 Equity Participation Plan. The exercise price is at least 100% of fair market value on the date of grant. Performance-based options vest after six years unless accelerated to the first, second and third years based on net-after-tax performance goals. Performance-based options expire 10 years from the date of grant. Performance-based options are exercisable for 90 days after a voluntary termination to the extent vested at that time but will terminate immediately upon a termination for cause. In the event of a recapitalization, merger, consolidation or reorganization (excluding any reorganization under the U.S. Bankruptcy Code), or the sale of all or substantially all of the assets of the Company, the number and kind of shares and exercise price will be adjusted, as appropriate. In the event of a hostile tender offer, the vesting period of all options outstanding will accelerate and all restrictions on outstanding restricted stock awards will lapse immediately. Options are not transferable, except upon disability, or upon death by testamentary will or pursuant to the laws of descent and distribution.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information regarding options exercised by Named Executive Officers during fiscal 1995 and options held by them at fiscal year-end 1995.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                              SHARES                      UNDERLYING UNEXERCISED               IN-THE-MONEY
                            ACQUIRED ON     VALUE        OPTIONS AT 12/29/95(#):        OPTIONS AT 12/29/95($)(1):
                             EXERCISE      REALIZED    ----------------------------    ----------------------------
           NAME                 (#)          ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- --------------------------  -----------    --------    -----------    -------------    -----------    -------------
Ryal R. Poppa.............      -0-           --         108,093          92,625        $ 251,340        $   -0-
David E. Weiss............      -0-           --          28,823          91,690           14,750         21,375
John V. Williams..........      -0-           --          16,835          51,934            2,007            -0-
L. Thomas Gooch...........      -0-           --          25,647          48,027           43,304            -0-
W. Russell Wayman.........      -0-           --          12,057          23,136           11,452            -0-

- ---------------

(1) Only the value of unexercised, in-the-money options is reported. Value is calculated by (i) subtracting the exercise price per share from the year-end market value of $23.875 per share; and (ii) multiplying by the number of shares subject to the option. Options that have an exercise price equal to or greater than the fiscal year-end market value are not included in the value calculation.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company and Mr. Poppa entered into an agreement in December 1989 concerning the terms of his employment. In October 1991, March 1995 and July 1995, the Company and Mr. Poppa amended the agreement. In July 1995, the term of the agreement was extended through January 20, 1997. For 1995, Mr. Poppa's base compensation as determined by the Compensation Committee was $650,000. Currently, the agreement provides for a Management by Objective ("MBO") bonus percentage of 60%, subject to change by the Compensation Committee. In the event of an involuntary termination without cause, the agreement currently provides for a severance payment equal to the greater of (i) the sum of his annual base compensation plus 100% of the then-current bonus percentage for the year of termination, or (ii) the sum of his annual base compensation plus 100% of the then-current bonus percentage for each year remaining in the employment term. In the event of a voluntary termination within 24 months after a change in control (as defined below), Mr. Poppa would receive an amount equal to twice his annual base salary plus two times 100% of the then-current bonus amount, and his outstanding stock options and restricted stock would become fully vested. Upon termination for cause, compensation would be paid only through the date of termination. Mr. Poppa's employment agreement also entitles him to annual payments upon termination for disability equal to 80% of his base salary in effect on the date of disability for the remainder of his life, reduced by any amounts received under any Company-funded disability benefit plan. In addition, the agreement provides that, in the event that the payments due under the agreement would constitute "parachute payments" within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by
Section 4999 of the Code, the severance benefits shall either be delivered in full or shall be delivered to such lesser extent as will not result in any such excise tax, whichever results in the greatest amount of after-tax severance benefits to Mr. Poppa.

     In December 1995, the Company and Mr. Weiss entered into an employment agreement, which provides for annual base compensation of $425,000 and participation in the MBO bonus program at a bonus percentage of 60%. In the event of an involuntary termination without cause, or in the event of death, or if Mr. Weiss is not appointed as the new chief executive officer and elects to leave within six months after the appointment of a new chief executive officer, the agreement provides for a severance payment equal to two times the sum of (i) his current rate of annual base compensation; and (ii) 100% of the then-current bonus percentage (whether or not such bonus would have been otherwise payable). In the event of a change in control followed by voluntary termination within 24 months, Mr. Weiss would receive an amount equal to twice his annual base salary plus two times 100% of the then-current bonus amount, and his outstanding stock options and restricted stock would become fully vested. Upon termination for cause, compensation would be paid only through the date of termination. In addition, the agreement provides that, in the event that the payments due under the agreement would constitute "parachute payments" within the meaning of
Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, the severance benefits shall either be delivered in full or shall be delivered to such lesser extent as will not result in any such excise tax, whichever results in the greatest amount of after-tax severance benefits to Mr. Weiss. The agreement also provides for medical and life insurance, financial services and an automobile allowance.

     In February 1995, the Company entered into employment agreements with Messrs. Gooch, Williams and Wayman, which provide for annual base compensation of $250,000, $275,000 and $200,000, respectively, subject to annual adjustment, and participation in the MBO bonus program at a bonus percentage to be determined by the Compensation Committee. For 1996, base compensation for Messrs. Gooch, Williams and Wayman has been set at $262,000, $300,000 and $210,000, respectively. In the event of involuntary termination without cause or in the event of death, each agreement provides for a payment of 100% of the annual base compensation plus 100% of the then-current bonus percentage. In the event of a change in control followed by voluntary termination within 24 months, the agreements each provide for payment of an amount equal to twice their respective base salaries plus two times 100% of the on-plan target bonus, and all outstanding stock options and restricted stock would become fully vested. The agreements provide that, in the event that the payments due under the agreements would constitute "parachute payments" within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by
Section 4999 of the Code, the severance benefits shall either be delivered in full or shall be delivered to such lesser extent as will not result in any such excise tax, whichever results in the greatest amount of after-tax severance benefits. Each agreement also provides for medical and life insurance and an automobile allowance. No compensation would be paid under the agreements in the event of a termination for cause.

     In December 1995, the Company and Mr. Gooch amended the February 1995 employment agreement (the "February Agreement") in connection with a two-year assignment to the Company's Network Systems Corporation unit. If agreed-upon performance goals are met by Mr. Gooch, on December 1, 1997, he will receive a bonus equal to the sum of one year's salary plus the MBO bonus. During this two-year assignment, Mr. Gooch will receive a housing allowance and a business travel allowance of $20,000 per year. If Mr. Gooch's employment is terminated prior to January 1, 1998, and termination payments are payable under the February Agreement, he will receive one year's salary in addition to any amounts payable under the February Agreement. At the end of this two-year assignment, if no mutually acceptable position is available and, as a result, Mr. Gooch's employment is terminated, he will receive severance benefits in accordance with the February Agreement.

     For purposes of the foregoing agreements, a "change in control" is deemed to have occurred in the case of (i) a merger where the Company is not the surviving corporation or where the Company's stockholders as of immediately prior to the merger own 50% or less of the Company after the merger; (ii) sale of all or substantially all of the assets of the Company; or (iii) acquisition of more than 25% of the Company's outstanding voting stock by another person or group.

     For a discussion of the determination by the Compensation Committee of the salary and bonus amounts for the Named Executive Officers, see "REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION" below.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires certain persons, including the Company's Directors and Officers, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. The Company is required to disclose in this Proxy Statement any late or missed filings of those reports during 1995 by its Directors, Officers (as defined in the rules under Section 16 of the Exchange Act) and 10% stockholders. Based upon the Company's review of the reporting forms received by it and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Company believes that all filing requirements applicable to its Directors, Officers and 10% stockholders were complied with for fiscal year 1995.

   The information provided below is expressly excluded from incorporation by reference into any filings under the jurisdiction of the
                     Securities and Exchange Commission.

            REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
                     OF THE BOARD ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Human Resources and Compensation Committee (the "Compensation Committee"), which is composed entirely of outside Directors. The current members of the Compensation Committee are Directors Keane (Chair), Albino, Armstrong, Burgin and Lee. As part of its duties, the Compensation Committee reviews compensation levels of management, evaluates the performance of management, and considers management succession and related matters. The Compensation Committee also administers various incentive plans, including retention and long-term incentive plans for all employees.

     The compensation philosophy and practices at StorageTek have continued to provide the impact intended during 1995. There is a leveraged package to emphasize "pay for performance" which, together with a package of base pay, benefits and perquisites, attracts and retains these key executives.

Compensation Philosophy

     The Company's compensation package for executives is formulated based on three principles. First, compensation should support identified short- and long-term business goals and strategies. Second, compensation levels should be competitive with those of other companies in comparable markets. Finally, the package must provide a tangible link between the expectations of stockholders and executives, and serve as a means to retain key personnel. The components of total compensation are salary, bonus, equity grants and other benefits. Each of these components is valued and together they comprise total compensation value. The mix of the components determines how much emphasis is placed on risk compensation (i.e., bonus and equity) or fixed compensation (i.e., base salary and other benefits) and the Compensation Committee periodically assesses this mix to ensure that the interests of the executive officers are in line with those of the Company's stockholders and customers. To determine industry compensation levels, the Compensation Committee reviews three compensation surveys of primarily high-technology computer companies, each with data from 20 to 30 companies. The Compensation Committee believes the surveyed companies are a close reflection of the companies that comprise the S & P Computer Systems Index.

Total Compensation

     Based upon the surveys of the competitive market and advice developed by an outside compensation consultant, the Compensation Committee reviewed the total compensation of the Chief Executive Officer ("CEO") and the other executive officers. The Compensation Committee believes that the CEO's 1995 targeted total annual compensation, as well as that of the other executive officers, was low, particularly in the at-risk components of short-term incentive (bonus) and long-term incentive (equity), given the size, complexity and expected performance of the Company. As a result, the Compensation Committee increased all executive officers' total compensation opportunity in 1995, except the CEO.

     With these changes, the overall plan is designed so that if the Company's performance is lesser or greater than the targets for the at-risk components (bonus and equity), the CEO's total compensation can vary from 33% to 120% of the targeted competitive total compensation. The 33% value occurs when the bonus is not earned and the stock price has not grown. The 120% occurs if the bonus is maximized, and the equity actually adds value at the intended (Black-Scholes calculated) potential. Equity could add value greater than projected by the model and, therefore, the total compensation could be higher than 120% of the competitive target compensation. For that to occur, the stockholders will have had a benefit of stock price growth of greater than 50%, when measured from the same market price as that given for the executive officers' options. The mix of components for the other Named Executive Officers provides a slightly less leveraged total compensation plan. The value for Named Executive Officers can range from 50% to 120% of the targeted total compensation, while the value for other executive officers can range from about 60% to 120%.

Salary and Bonus

     The annual salaries of the Company's executive officer group for 1995 were measured and projected to be approximately 9% below the competitive market median. The CEO's salary was not adjusted in 1995. Adjustments were made to the salaries of some executive officers in order to reduce the disparity between the competitive market and StorageTek.

     For 1995, performance objectives used to determine bonus compensation for executive officers included quality improvement, net-after-tax income and market share growth. The threshold for any payout was an earnings per share goal. The Company's performance in 1995 met operating plan expectations and the target goals for bonus. However, the threshold measurements were not met, as earnings per share performance was encumbered by one-time charges for merger costs, lawsuit settlement costs and restructuring costs. Consequently, the Company did not pay bonuses for 1995 to the executive officer group. As a result of not paying bonuses, the total cash compensation of all executives was less than competitive total cash compensation levels. This position is consistent with the Company's pay-for-performance strategy. See "Compensation of Executive
Officers -- Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above, for additional disclosure regarding certain agreements between the Company and its Named Executive Officers.

     The Company has developed variable bonus payouts for 1996 tied to individual and group performance objectives, which place the CEO and the other officers in a highly leveraged compensation position. This means that if in 1996 the Company meets all the target measurements controlling the distribution of bonus and cash, the compensation plan for the officers (including the CEO) should be competitive with like positions in the set of competitive companies identified above. This approach is aimed at tying cash compensation directly to the Company's performance.

Other Benefits

     The benefit package offered to Executive Officers is substantially the same as that for all employees for medical, dental, life and disability insurance, except certain out-of-pocket expenses are reimbursed by the Company (subject to a maximum of $5,000 per year). In addition, the life insurance benefit is an individually owned universal policy, in an amount equal to approximately three times the officers' salaries (versus two times salary for non-officers), and a deferred compensation plan is available. The Company estimates the value of such benefits to represent approximately 4% (CEO), 7% (named officers) and 11% (other officers) of total target compensation.

Equity Grants

     The Committee believes that, through the use of stock options and other equity grants, executive interests are tied directly to enhancing stockholder value. The Company uses a modified Black-Scholes model, calculated by a third-party consultant, to project a value for the Company's stock options and to compare its stock options to stock options granted by companies within the competitive market.

     Two types of stock options were granted in December 1995 to executive officers: (i) performance-based options; and (ii) standard options. All of the options have an exercise price of $30.00 per share, which is $4.00, or 15%, above the market price at the time of grant, causing the executives to gain only after the Company's stockholders have experienced a $4.00 per share gain. The performance-based options, which accounted for approximately 35% of all options granted in 1995, have a longer-than-normal vesting period of six years. If the Company's net-after-tax income goals are met in each of the first three years following the date of grant of the performance option, the vesting period accelerates to the first, second and third years instead of vesting over the full six years.

     The 1994 and 1995 performance goals for net income were not met, so the vesting of the first two-thirds of the 1993 granted performance stock options and the first one-third of the 1994 grant did not accelerate; such installments will instead vest six years from the date of grant.

     The remaining 65% of the 1995 stock options granted to executive officers were standard options that vest solely based upon continued employment and have a vesting schedule of three years. The grant of such options was approved by the Compensation Committee as a tool to be used to motivate and retain key contributors. The options provide the Executive Officers with more leverage (along with the attendant risk and reward) in order to encourage a level of performance that would serve to increase the price of the Company's stock.

     Because the CEO had previously announced a retirement date of January 20, 1997, he did not receive any performance or tenure-based options in 1995.

     As executive management determined to undertake the difficult responsibility of restructuring the Company in 1996 and 1997, it was recognized that the leadership team needed continuity and needed to be committed to a minimum of two years of effort required. To ensure continuity and to provide a strong incentive for managing this difficult task, the executive officers were granted restricted shares that vest over the estimated period of restructuring efforts: 44% of the shares vest 12 months after date of grant, another 28% vest after 18 months and the final 28% vest after two years. The fair market value of the restricted stock grant was equal to 70% of annual base salary on the date of grant. Again, the CEO did not participate in this grant of restricted stock. The restricted stock was also offered to the executive officers with the intention that the shares will be held by the executive officer for as long as he or she remains an employee of the Company (some percentage may be sold if required to pay the taxes due upon vesting). This is an initial step towards having the executive officers as owners of the Company's stock, as well as stock option holders, so that their personal net worth is aligned with the stockholders.

     In addition to the restricted stock grants, a cash bonus plan was established to cover a portion of the tax consequences to the executive officers upon the vesting of the restricted stock. The plan requires that cost savings goals relating to the restructuring be achieved in order for the cash bonus to be paid.

Summary

     The Compensation Committee continues to monitor legislative and regulatory changes that may affect the cost to the Company of the various components of executive compensation. Additional redesigning of the compensation components will be studied and implemented as appropriate. The Company's cash bonus plan for executives and its stock option plan are designed to qualify as "performance-based" plans within the meaning of Section 162(m) of the Code so as to preserve deductibility by the Company of compensation paid under such plans.

     The Compensation Committee believes that the total compensation approach used by the Company is evidence that performance is an integral part of the Company's philosophy and practice. It helps ensure that there is a balance between emphasis on the Company's short-term goals (with bonus opportunity as the reward factor) and the Company's long-term strategies (with equity growth over vesting periods as the reward factor). The Compensation Committee also believes that having a significant amount of total compensation tied to the interests of the stockholders is critical.

     This report has been provided by the Compensation Committee.

     Stephen J. Keane, Chair
     Judith E.N. Albino
     William L. Armstrong
     Robert A. Burgin
     Robert E. Lee

      The information provided is expressly excluded from incorporation by reference into any filings under the jurisdiction of the
                     Securities and Exchange Commission.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1995, with the cumulative total return on the S&P 500 Index and the S&P Computer Systems Index. The comparison assumes $100 was invested on December 31, 1990, in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, if any. Note that historic stock price is not necessarily indicative of future stock price performance.
                                   [GRAPH]

                                  DATA POINTS

                                            1990     1991     1992     1993     1994     1995
                                            -------------------------------------------------
    Storage Technology Corporation          100      185       97      148      135      111
    S&P 500 Index                           100      130      140      155      157      215
    S&P Computer Systems Index              100       89       65       68       87      116

     The report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts and is not to be deemed to be soliciting material.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be brought before the meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the appointees named in the enclosed proxy card to vote in accordance with their best judgment on such matters. Under the Company's bylaws, in order to be deemed properly presented, notice must be delivered to or mailed and received by the Company, not less than 60 days nor more than 90 days prior to the Annual Meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the Annual Meeting has been given, notice by the stockholder to be timely must be received by the Company not later than the close of business on the tenth day following the day on which such notice of the Annual Meeting was mailed or publicly disclosed. The stockholder's notice must set forth, as to each proposed matter: (a) a brief description of the business and reason for conducting such business at the meeting; (b) the name and address as they appear on the Company's books of the stockholder proposing such business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of the Company owned by the stockholder or beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest of the stockholder or beneficial holder or other party on whose behalf the proposal is made in such business. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

                             STOCKHOLDER PROPOSALS

     Any proposal that a stockholder may desire to present to the Company's 1997 annual meeting of stockholders must be received in writing by the Secretary of the Company on or before December 11, 1996, in order to be considered for possible inclusion in the Company's proxy materials relating to such meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            W. RUSSELL WAYMAN
                                            Corporate Vice President,
                                            General Counsel and Secretary

April 10, 1996

                                    [LOGO]

                           Printed on recycled paper

                        STORAGE TECHNOLOGY CORPORATION

               PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


        The undersigned hereby appoints Ryal R. Poppa and W. Russell Wayman, or either of them, as the lawful agents and proxies of the undersigned (with full power of substitution), to represent the undersigned and to vote all shares of the Common Stock of Storage Technology Corporation (the "Company") standing in the undersigned's name as of the record date at the Annual Meeting of Stockholders of Storage Technology Corporation to be held on May 30, 1996, and any adjournment or postponement thereof, as follows:

                        (To be Signed on Reverse Side)
- --------------------------------------------------------------------------------

                                 For All Nominees             Withhold              Nominees:
                                   (except as             from all Nominees         Ryal R. Poppa
                                 indicated below)                                   Judith E. N. Albino
                                                                                    William L. Armstrong
1.  Election of Directors.                                                          Robert A. Burgin
                                    ----------               ----------             Paul Friedman
                                                                                    William R. Hoover
          WITHHOLD AUTHORITY to vote for the nominees listed below:                 Stephen J. Keene
    ----                                                                            Robert E. LaBlanc
          ---------------------------------------------------------                 Robert E. Lee
                                                                                    Harrison Shull
                                                                                    Richard C. Steadman

                                                                               FOR       AGAINST     ABSTAIN
2.  Ratification of amendments to the 1987 Employee Stock Purchase Plan, including the reservation of an additional 1,750,000 shares of Common
    Stock for issuance to employees thereunder.
                                                                             -------     -------     -------

3.  Ratification of amendments to the Stock Option Plan for Nonemployee
    Directors, including the reservation of an additional 180,000 shares of Common Stock for issuance thereunder.
                                                                             -------     -------     -------

4.  Ratification of the appointment of Price Waterhouse LLP as the
    Company's independent accountants for the current fiscal year.
                                                                             -------     -------     -------

In their discretion, the proxies are authorized to vote on any other matters that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS INDICATED AND FOR APPROVAL OF EACH OF THE PROPOSALS PRESENTED. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE.

SIGNATURE(S)                                                DATE
             ---------------------------------------------       ---------------

Please mark, date and sign this Proxy exactly as your name appears hereon. (Note: In case of joint ownership, each joint owner should sign.) If you are acting as a trustee, executor, attorney-in-fact or in some other representative capacity, please indicate beneath your signature your title and for whom you are signing this Proxy.

                                 EXHIBIT INDEX

Exhibit
Number                        Exhibit Description                         Page
- -------                       -------------------                         ----

 99.1 Storage Technology Corporation Amended and Restated Stock Option Plan for Non-Employee Directors.

 99.2 Tenth Amendment and Restatement of Storage Technology Corporation 1987 Employee Stock Purchase Plan dated
              December 14, 1995.